Exhibit 99.1

NEWS RELEASE

Teradata Reports 2016 Fourth Quarter and Full-Year Results

•	Fourth quarter revenue of $626 million, $8 million impact from year-over-year currency movement(1)

•	Customers are adopting Teradata’s new subscription-based purchasing options

•	Full-year cash from operations was $446 million, versus $401 million in 2015;
full-year free cash flow was $328 million, a $47 million increase from $281 million in 2015(2)

ATLANTA, Georgia - February 9, 2017 -- Teradata Corp. (NYSE: TDC) reported revenue of $626 million for the quarter ended December 31, 2016, versus $719 million in the fourth quarter of 2015. However, revenue in the fourth quarter of 2015 included $39 million of revenue from the Marketing Applications business that Teradata sold on July 1, 2016. Since the time Teradata provided its guidance for the fourth quarter, there was approximately $7 million of negative impact from currency movement on the reported 2016 fourth quarter revenue.(1)

Teradata reported full-year 2016 revenue of $2.322 billion, versus $2.530 billion in 2015. The reported revenue numbers include revenue from the Marketing Applications business of $69 million in 2016 and $153 million in 2015.

Net Income as reported under U.S. Generally Accepted Accounting Principles (GAAP) was $58 million in the fourth quarter, or $0.44 per diluted share, which compared to a net loss of $49 million, or $(0.37) per share, in the fourth quarter of 2015. Excluding stock-based compensation expense, and the special items described in footnote #3, non-GAAP net income in the fourth quarter of 2016 was $89 million, or $0.67 per diluted share. 2015 fourth quarter non-GAAP net income was $101 million, or $0.75 per diluted share, which excluded stock-based compensation expense, special items and the Marketing Applications business.(3)

For the full-year, net income reported under GAAP was $125 million, or $0.95 per diluted share, which compared to a net loss of $214 million, or $(1.53) per share in 2015. Excluding stock-based compensation expense, special items and the Marketing Applications business, 2016 full-year non-GAAP net income was $336 million, or $2.56 per diluted share, compared to $324 million, or $2.28 per diluted share in 2015.(3)

" Entering 2017, the Teradata team continues its steady execution on our strategic initiatives. Our customers tell us that Teradata is becoming more responsive to their wants and needs while helping them gain business value from their analytics,” said Victor Lund, president and CEO, Teradata Corporation. “This indicates we are effectively calibrating our customer engagements-providing more choices, more innovation, more expertise, and more reasons to rely on us. While we have work ahead of us, I have confidence that we are on the right track as the global demand for big data analytics solutions and services continues to rise.”

Segment Revenue Performance
(in millions)

	For the Three Months Ended December 31
	2016	2015	% Change as Reported	% Change in Constant Currency(1)
Data and Analytics
Americas	$397	$439	(10)%	(9)%
International	229	241	(5)%	(2)%
Total Data and Analytics	626	680	(8)%	(7)%
Marketing Applications	—	39	(100)%	100%
Total Revenue	626	719	(13)%	(12)%

	For the Twelve Months Ended December 31
	2016	2015	% Change as Reported	% Change in Constant Currency(1)
Data and Analytics
Americas	$1,334	$1,470	(9)%	(9)%
International	919	907	1%	3%
Total Data and Analytics	2,253	2,377	(5)%	(4)%
Marketing Application	69	153	(55)%	(54)%
Total Revenue	2,322	2,530	(8)%	(7)%

Gross Margin
Gross margin was 50.3 percent, versus 50.8 percent reported in the fourth quarter of 2015. On a non-GAAP basis, excluding stock-based compensation expense, special items and the Marketing Applications business from the fourth quarter of 2015, gross margin was 51.3 percent, versus 52.6 percent in the fourth quarter of 2015.(3) The decrease in gross margin for the quarter resulted from lower volume.

For the full-year, gross margin was 51.2 percent, versus 50.4 percent reported in 2015. On a non-GAAP basis, excluding stock-based compensation expense, special items and the Marketing Applications business, gross margin for the full-year 2016 was 52.3 percent, versus 52.7 percent in 2015.(3) The decrease in non-GAAP gross margin for the full-year primarily resulted from a higher mix of services versus product revenue.

Operating Income
Operating income was $98 million in the fourth quarter of 2016 compared to a $40 million operating loss in the fourth quarter of 2015. On a non-GAAP basis, excluding stock-based compensation expense, special items and the Marketing Applications business from the fourth quarter of 2015, operating income was $126 million in the fourth quarter of 2016, versus $143 million in the fourth quarter of 2015.(3) The year-over-year decrease in fourth quarter non-GAAP operating income was primarily due to lower revenue and lower gross margin rate.

Full-year GAAP operating income was $232 million in 2016, versus a $195 million operating loss in 2015. On a non-GAAP basis excluding stock-based compensation expense, special items and the Marketing Applications business, full-year operating income was $471 million, versus $452 million in 2015.(3) The year-over-year increase in non-GAAP operating income was primarily due to the company’s cost management initiatives.

Cash Flow
Teradata generated $52 million of cash from operating activities in the fourth quarter of 2016, compared to $31 million in the same period in 2015. For the full-year 2016, Teradata generated $446 million of cash from operating activities, compared to $401 million in 2015.

Teradata generated $20 million of free cash flow (cash from operating activities less capital expenditures and additions to capitalized software)(2) in the fourth quarter of 2016, compared to $5 million in 2015.(2) For the full-year 2016, Teradata generated $328 million of free cash flow, compared to $281 million in 2015. The year-over-year increase in cash from operating activities and free cash flow was mainly driven by favorable changes in working capital period-over-period.
Balance Sheet
Teradata ended the fourth quarter 2016 with $974 million in cash, which was substantially all held outside the United States. During the quarter, the company used $13 million of domestic cash to repurchase shares. During 2016, Teradata used $82 million to repurchase approximately 3.4 million shares.

As of December 31, 2016, Teradata had total debt of approximately $570 million, all of which was outstanding under a term loan. Teradata had no borrowings under its $400 million revolving credit facility as of December 31, 2016.

Guidance
As part of Teradata's business transformation, the company is now offering subscription license pricing programs for its core analytic offerings. As a result, some of Teradata's largest customers have begun to shift to the new subscription pricing alternatives. Given that we are in the early stages of offering these new purchasing options, it is difficult to estimate how much full-year 2017 reported revenue could be impacted by the change. Additionally, Teradata is evaluating the new Accounting Standards Codification (ASC) 606 revenue recognition rules which may impact how the company structures its transactions and how revenue will be recognized for these subscription-based transactions. Given the nature of these significant uncertainties, Teradata will not be providing full-year 2017 guidance at this time.

We will further evaluate our ability to provide full-year guidance when we announce our first quarter results, but we will be primarily focused on doing the right thing for our customers, as the company continues to drive consumption of Teradata’s software to fuel revenue growth for the company and its shareholders.

At this time, Teradata is only providing its expectations for the company’s first quarter revenue and earnings per share; however, such guidance is highly dependent on the conversation rate to subscription-based transactions and the potential impact of the pending ASC 606 revenue recognition changes.

•	Revenue for the first quarter of 2017 is expected to be approximately $500 million

•
First quarter GAAP earnings per share is expected to be in the $0.01 to $0.06 range. On a non-GAAP basis, which excludes stock-based compensation expense, and other special items, earnings per share is expected to be in the $0.25 to $0.30 range.(3)

Business Transformation update
Teradata made a number of advancements in the execution of its business transformation plan in the fourth quarter as well as during the course of 2016. We extended our portfolio of hybrid cloud solutions, offering customers a choice in where they deploy Teradata’s analytical database, including public, private and managed cloud options in addition to on-premises deployments which can be purchased either via perpetual or subscription-based licenses. We also made advancements in our core Teradata database, the foundation to deliver best-in-class analytics at scale. We also began deployment of the Teradata IntelliFlex™ platform, our next-generation massively parallel processing (MPP) architecture.
In the fourth quarter, Teradata introduced and strengthened its business analytic solutions whereby we provide a consultative approach to identify and deliver value to customers through analytic business consulting, data science, and repeatable intellectual property. We also invested in ecosystem architecture consulting, a key area of Teradata expertise, to help customers build highly optimized analytical ecosystems.
Additionally, we continue to realign and strengthen our go-to-market approach to improve sales effectiveness designed to achieve better financial results. We will continue to invest and prioritize initiatives that strengthen our ability to be our customers’ trusted advisor for data and analytics.
Earnings Conference Call
A conference call is scheduled today at 8:30 a.m. (ET) to discuss the company’s fourth quarter and full-year 2016 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.
Supplemental financial information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates as indicated in the “segment revenue performance” section of this release. The $8 million fourth quarter year-over-year impact from currency movement relates only to Teradata’s Data and Analytics business; it excludes the Marketing Applications business that was sold on July 1, 2016. See the foreign currency fluctuation schedule on the Investor Relations page of the company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis. The company provided its fourth quarter guidance on October 27, 2016 using exchange rates as of October 18, 2016.

2.
As described below, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of the company’s stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

	For the Three Months Ended December 31 (in millions)		For the Twelve Months Ended December 31 (in millions)
	2016	2015	2016	2015

Cash provided by operating activities (GAAP)	$52	$31	$446	$401
Less capital expenditures for:
Expenditures for property and equipment	(21)	(9)	(53)	(52)
Additions to capitalized software	(11)	(17)	(65)	(68)
Total capital expenditures	(32)	(26)	(118)	(120)
Free Cash Flow (non-GAAP measure)(3)	20	$5	$328	$281

3.
Teradata reports its results in accordance with GAAP. However, as described below, the company believes that certain non-GAAP measures (such as non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items, sold businesses, as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata's actual and projected results and EPS under GAAP to the company's actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross margin, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the company's ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the company's operating results excluding stock-based compensation expense, special items and transactions such as sold businesses, including the Marketing Applications business which was sold on July 1, 2016, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.
(in millions, except per share data)

	For the Three Months			For the Twelve Months
	Ended December 31			Ended December 31
Gross Margin:	2016	2015	%Chg as Rpt’d	2016	2015	%Chg as Rpt’d
GAAP Gross Margin	$315	$365	(14)%	$1,188	$1,276	(7)%
% of Revenue	50.3%	50.8%		51.2%	50.4%

Excluding:
Stock-based compensation expense	3	3		14	13

Amortization of acquisition-related intangible assets	—	4		2	19
Acquisition, integration and reorganization related costs	3	3		9	8
Marketing Application Gross Margin	—	(17)		(34)	(63)

Non-GAAP Gross Margin*	321	358	(10)%	1,179	1,253	(6)%
% of Revenue	51.3%	52.6%		52.3%	52.7%

Operating Income:
GAAP Operating Income	$98	$(40)		$232	$(195)
% of Revenue	15.7%	(5.6)%		10%	(7.7)%
Excluding:
Stock-based compensation expense	12	12		61	56

Amortization of acquisition-related intangible assets	1	8		9	39
Acquisition, integration and reorganization related costs	15	16		71	31
Impairment of goodwill and other assets	—	138		80	478
Marketing Applications operating loss *	—	9		18	43

Non-GAAP Operating Income	126	143	(12)%	471	452	4%
% of Revenue	20.1%	21.0%		20.9%	19.0%

Net Income:
GAAP Net Income	$58	$(49)		$125	$(214)
% of Revenue	9.3%	(6.8)%		5.4%	(8.5)%

Excluding:
Stock-based compensation expense	14	8		48	39

Amortization of acquisition-related intangible assets	1	5		6	25
Acquisition, integration and reorganization related costs	8	10		41	20
Gain on equity investments	—	(5)		—	(35)
Impairment of goodwill and other assets	—	125		73	457
Marketing Applications net loss *	—	7		35	32
Change in U.S. Tax Law	8	—		8	—

Non-GAAP Net Income	89	101	(12)%	336	324	4%
% of Revenue	14.2%	14.9%		14.9%	13.6%

	Three Months Ended December 31		Twelve Months Ended December 31		Full-Year
Diluted Earnings Per Share:	2016	2015	2016	2015	Q1 2017 Guidance
GAAP Diluted Earnings Per Share	$0.44	$(0.37)	$0.95	$(1.53)	$0.01 - $0.06
Excluding:
Stock-based compensation expense	0.11	0.06	0.37	0.28	0.08

Amortization of acquisition-related intangible assets	0.01	0.04	0.05	0.18	0.01
Acquisition, integration and reorganization related costs	0.05	0.07	0.31	0.14	0.05
Net gain on equity investments	—	(0.04)	—	(0.25)	—
Impairment of goodwill and other assets	—	0.95	0.55	3.27	—
Marketing Applications loss per share *	—	0.05	0.27	0.23	—
Amortization of capitalized software	—	—	—	—	0.10
Change in U.S. Tax Law	0.06	—	0.06	—	—
Impact of dilution**	—	(0.01)	—	(0.04)	—

Non-GAAP Diluted Earnings Per Share	$0.67	$0.75	$2.56	$2.28	$2.50 - $2.70

*Represents the results of operations of Teradata’s Marketing Applications business, which is an adjustment to arrive at non-GAAP results due to sale of this business on July 1, 2016.

** Represents the impact to earnings per share as a result of moving from basic to diluted shares. See the Reconciliation of Results - GAAP to Non-GAAP for basic and diluted shares in the three and twelve months ended December 31, 2016 and 2015 on the Investor Relations page of the company’s website at investor.teradata.com.

Note to Investors
This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts' earnings estimates, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause Teradata's actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions and changes in customer's buying patterns; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; failure to realize the anticipated benefits of our business transformation program, divestitures, senior management changes, or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad (including Brexit); the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality, security and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company's accounting policies; continued efforts to establish and maintain best-in-class and secure internal information technology and control systems; and other factors described from time-to-time in the company's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Teradata
Teradata empowers companies to achieve high-impact business outcomes. Our focus on business solutions for analytics, coupled with our industry leading technology and architecture expertise, can unleash the potential of great companies. Visit teradata.com.
Get to know Teradata:

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

INVESTOR CONTACT: Gregg Swearingen Teradata (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Mike O’Sullivan Teradata (937) 242-4786 mike.osullivan@teradata.co

SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended December 31
	Three Months			Twelve Months
	2016	2015	% Chg	2016	2015	% Chg
Revenue
Products	$259	$320	(19)%	$889	$1,057	(16)%
Services	367	399	(8)%	1,433	1,473	(3)%
Total revenue	626	719	(13)%	2,322	2,530	(8)%
Product gross margin	146	180		537	617
% of Revenue	56.4%	56.3%		60.4%	58.4%
Services gross margin	169	185		651	659
% of Revenue	46.0%	46.4%		45.4%	44.7%

Total gross margin	315	365		1,188	1,276
% of Revenue	50.3%	50.8%		51.2%	50.4%

Selling, general and administrative expenses	159	212		664	765
Research and development expenses	58	55		212	228
Impairment of goodwill and other assets	—	138		80	478

Income (loss) from operations	98	(40)		232	(195)
% of Revenue	15.7%	(5.6)%		10.0%	(7.7)%

Other (expense) income, net	(7)	5		(11)	51

Income (loss) before income taxes	91	(35)		221	(144)
% of Revenue	14.5%	(4.9)%		9.5%	(5.7)%

Income tax expense	33	14		96	70
% Tax rate	36.3%	(40.0)%		43.4%	(48.6)%

Net income (loss)	$58	$(49)		$125	$(214)
% of Revenue	9.3%	(6.8)%		5.4%	(8.5)%

Net income (loss) per common share
Basic	$0.45	$(0.37)		$0.96	$(1.53)
Diluted	$0.44	$(0.37)		$0.95	$(1.53)

Weighted average common shares outstanding
Basic	130.1	132.1		129.7	139.6
Diluted	132.0	132.1		131.5	139.6

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$974	$988	$839
Accounts receivable, net	548	426	580
Inventories	34	44	49
Asset held for sale	—	—	214
Other current assets	57	59	52
Total current assets	1,613	1,517	1,734
Property and equipment, net	138	131	143
Capitalized software, net	187	193	190
Goodwill	390	396	380
Acquired intangible assets	11	13	22
Deferred income taxes	49	46	41
Other assets	17	18	17
Total assets	$2,405	$2,314	$2,527

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$30	$30	30
Short-term borrowings	—	—	180
Accounts payable	103	93	96
Payroll and benefits liabilities	139	125	120
Deferred revenue	369	361	367
Liabilities held for sale	—	—	58
Other current liabilities	78	79	102
Total current liabilities	719	688	953
Long-term debt	538	545	567
Pension and other postemployment plan liabilities	96	88	89
Long-term deferred revenue	14	14	15
Deferred tax liabilities	33	20	28
Other liabilities	34	27	26
Total liabilities	1,434	1,382	1,678
Stockholders' equity
Preferred stock	—	—	—
Common stock	1	1	1
Paid-in capital	1,220	1,203	1,128
Accumulated deficit	(161)	(206)	(204)
Accumulated other comprehensive loss	(89)	(66)	(76)
Total stockholders' equity	971	932	849
Total liabilities and stockholders' equity	$2,405	$2,314	$2,527

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended December 31
	Three Months		Twelve Months
	2016	2015	2016	2015
Operating activities
Net income	$58	$(49)	$125	$(214)
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	31	41	128	170
Stock-based compensation expense	13	13	62	56
Excess tax benefit from stock-based compensation	—	(2)	—	(2)
Deferred income taxes	6	(29)	(3)	(39)
Gain on investments	(2)	(7)	(2)	(57)
Impairment of goodwill and other assets	—	138	80	478
Changes in assets and liabilities:
Receivables	(122)	(133)	40	1
Inventories	10	3	14	(11)
Current payables and accrued expenses	15	17	1	(8)
Deferred revenue	8	11	1	24
Other assets and liabilities	35	28	—	3
Net cash provided by operating activities	52	31	446	401
Investing activities
Expenditures for property and equipment	(21)	(9)	(53)	(52)
Proceeds from sale of property and equipment	—	—	5	—
Additions to capitalized software	(11)	(17)	(65)	(68)
Proceeds from disposition of investments	2	16	2	85
Proceeds from sale of business	—	—	92	—
Business acquisitions and other investing activities	—	(8)	(16)	(17)
Net cash used in investing activities	(30)	(18)	(35)	(52)
Financing activities
Repurchases of common stock	(13)	(116)	(82)	(657)
Proceeds from long-term borrowings	—	—	—	600
Repayments of long-term borrowings	(8)	—	(30)	(247)
Proceeds from credit facility borrowings	—	70	—	180
Repayment of credit facility borrowings	—	—	(180)	(220)
Excess tax benefit from stock-based compensation	—	2	—	2
Other financing activities, net	2	—	30	18
Net cash used in financing activities	(19)	(44)	(262)	(324)
Effect of exchange rate changes on cash and cash equivalents	(17)	(4)	(14)	(20)
(Decrease) increase in cash and cash equivalents	(14)	(35)	135	5
Cash and cash equivalents at beginning of period	988	874	839	834
Cash and cash equivalents at end of period	$974	$839	$974	$839

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended December 31				For the Twelve Months Ended December 31
	2016	2015	% Change As Reported	% Change Constant Currency	2016	2015	% Change As Reported	% Change Constant Currency
Segment Revenue
Americas	$397	439	(10)%	(9)%	$1,334	$1,470	(9)%	(9)%
International	229	241	(5)%	(2)%	919	907	1%	3%
Total Data and Analysis	626	680	(8)%	(7)%	2,253	2,377	(5)%	(4)%
Marketing Application	—	39	(100)%	(100)%	69	153	(55)%	(54)%
Total revenue	626	719	(13)%	(12)%	2,322	2,530	(8)%	(7)%

Segment gross margin
Americas Data and Analytics	222	244			754	824
% of Revenue	55.9%	55.6%			56.5%	56.1%
International	99	114			425	429
% of Revenue	43.2%	47.3%			46.2%	47.3%
Total Data and Analytics gross margin	321	358			1,179	1,253
% of Revenue	51.3%	52.6%			52.3%	52.7%
Marketing Application	—	16			33	63
% of Revenue	N/A	41.0%			47.8%	41.2%
Total segment gross margin	321	374			1,212	1,316
% of Revenue	51.3%	52.0%			52.2%	52.0%

Reconciling items(1)	(6)	(9)			(24)	(40)
Total gross margin	$315	$365			$1,188	$1,276
% of Revenue	50.3%	50.8%			51.2%	50.4%

(1) Reconciling items include stock-based compensation, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.